Exhibit 4.1

Execution Version

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of March 24, 2020 (this “Supplemental Indenture”), by and between Tech Data Corporation, a Florida corporation (the “Issuer”), and MUFG Union Bank, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Trustee are party to that certain Indenture, dated as of January 17, 2017, as supplemented by the Officer’s Certificate, dated January 31, 2017, and as further supplemented by the Global Security for the 3.700% Senior Note due 2022 (as amended and supplemented, the “Indenture”), providing for the issuance of the Issuer’s 3.700% Senior Notes due 2022 (the “Notes”);

WHEREAS, Section 14.02 of the Indenture provides, inter alia, that, in certain circumstances, the Issuer and the Trustee may amend the Indenture and the Notes with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (the “Requisite Consents”);

WHEREAS, Tiger Merger Sub Co., a Delaware corporation (the “Offeror”), has distributed an Offer to Purchase and Consent Solicitation Statement, dated March 10, 2020 (the “Statement”), to the holders of the Notes in connection with the offer to purchase for cash any and all of the outstanding Notes and the concurrent solicitation of such holders’ consents (the “Consents”) to certain proposed amendments to the Indenture as further described in the Statement (the “Proposed Amendments”);

WHEREAS, the holders of more than 50% in aggregate principal amount of the Notes outstanding (excluding any Notes owned by the Issuer or its Affiliates) have validly tendered Consents and have not validly withdrawn their Consents to the adoption of the Proposed Amendments set forth in this Supplemental Indenture in accordance with the provisions of the Indenture, and evidence of such consents has been provided by the Offeror to the Trustee and the Company;

WHEREAS, the Issuer has approved the Proposed Amendments;

WHEREAS, with the Offeror having received the Requisite Consents from the holders of the outstanding Notes, the Issuer desires to amend the Indenture and the Notes pursuant to Section 14.02 of the Indenture (the “Amendment”);

WHEREAS, in accordance with Section 16.01 of the Indenture, the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel with respect to this Supplemental Indenture on the date hereof;

WHEREAS, pursuant to Sections 14.02 and 14.03 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all other conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument enforceable in accordance with its terms have been performed and fulfilled by the parties hereto, and the execution and delivery hereof have been in all respects duly authorized by the parties hereto.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually covenant and agree as follows:

ARTICLE I

Defined Terms

Section 1.1    Capitalized Terms. Capitalized terms used herein without being defined herein shall have the meanings assigned to them in the Indenture or the Notes, as applicable.

Section 1.2    Certain Definitions. Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to the amendments set forth in this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes.

ARTICLE II

Amendments to the Indenture and the Notes

Section 2.1    The Indenture and the Notes (for the avoidance of doubt, including the Global Security for the 3.700% Senior Note due 2022) are hereby amended as follows:

(a)    The Notes (for the avoidance of doubt, including the Global Security for the 3.700% Senior Note due 2022) are hereby amended by adding the following sentence to the end of the definition of “Change of Control” in the Notes:

Notwithstanding the foregoing, a “Change of Control” will not occur or be deemed to occur (i) in connection with the Acquisition or (ii) at any time so long as (1) the Permitted Holders directly or indirectly beneficially own a majority of the voting power of the Company’s Voting Stock or (2) no other Person, other than the Permitted Holders, beneficially owns a majority of the voting power of the Company’s Voting Stock.

(b)    The Notes (for the avoidance of doubt, including the Global Security for the 3.700% Senior Note due 2022) are hereby amended by adding the following definitions in the proper alphabetical order to the list of defined terms under the heading titled “Change of Control Offer” in the Notes:

“Acquisition” means the acquisition of the Company pursuant to the Agreement and Plan of Merger, dated November 12, 2019, as amended on November 27, 2019 by Amendment No. 1 to Agreement and Plan of Merger (as further amended, supplemented, waived or otherwise modified from time to time), by and among the Company, Tiger Midco LLC and the Tiger Merger Sub Co., which provides that Tiger Merger Sub Co. will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger.

“Permitted Holders” means, at any time, (i) one or more investment funds affiliated with, controlled by or managed by Apollo Global Management, Inc. and any of their respective Affiliates other than any portfolio companies (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) with the Apollo Sponsors; provided that, collectively, the Apollo Sponsors control a majority of the voting power of the voting stock beneficially owned by such group.

ARTICLE III

Effectiveness

Section 3.1    Effectiveness. This Supplemental Indenture shall become a valid, binding and legal agreement enforceable in accordance with its terms between the parties hereto and effective when executed by the parties hereto. The amendments to the Indenture and the Notes set forth herein shall become operative only at the time and date at which the Notes representing the Requisite Consents that are validly tendered (and not validly withdrawn at or prior to the Withdrawal Deadline (as defined in the Statement)) are accepted for purchase by the Offeror, subject to the terms and conditions set forth in the Statement.

ARTICLE IV

Miscellaneous

Section 4.1    Incorporation. All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture and the Notes.

Section 4.2    Third Parties. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 4.3    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 4.4    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (including in “.pdf” or “tif” format) transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (including in “.pdf” or “tif” format) shall be deemed to be their original signatures for all purposes.

Section 4.5    Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.6    Successors. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their respective successors and assigns and inure to the benefit of their permitted successor and assigns, whether so expressed or not.

Section 4.7    Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable under applicable law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.8    Ratification of Indenture; Supplemental Indenture; Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Issuer hereby expressly reaffirms each of its obligations to indemnify the Trustee and hold the Trustee harmless pursuant to Section 11.01 of the Indenture in connection with the Trustee’s execution and delivery of this Supplemental Indenture.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUER

TECH DATA CORPORATION

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Executive Vice President, Chief Financial Officer

TRUSTEE

MUFG UNION BANK, N.A., as Trustee

By:	/s/ Melonee Young
Name:	Melonee Young
Title:	Authorized Signatory

[Signature Page to Supplemental Indenture – 2022 Notes]